Exhibit 10.2

SERVICE AGREEMENT

DATE: August 4, 2006

PARTIES:

(1)	LANGUAGE LINE LIMITED whose registered office is at 11-21 Northdown Street, London N1 9BN (the “Company”); and

(2)	Vanessa Eke of 206 West Barnes Lane; New Malden; Surrey KT3 6LT (“Executive”).

1.	EMPLOYMENT

1.1	The Company employs the Executive and the Executive shall serve the Company as Vice President and Managing Director of the Company or in such other role of similar status as the Company may direct upon the terms and conditions set out in this Agreement and in accordance with the role set out by the Company.

1.2	The employment of the Executive (subject to the provisions of Clause 12) shall commence on October 1, 2006 (or earlier if agreed by the Executive and the Company) and, subject to the satisfactory completion of any probationary period as provided for in clause 1.5, and shall continue until terminated by either party in the following circumstances:

1.2.1	between three months and four years after commencement of employment, by either side giving one month’s notice in writing to the other;

1.2.1	after four years’ service, by either side giving to the other notice in writing of one week for each year of employment, subject to a maximum, after twelve years’ continuous service, of twelve weeks’ notice.

1.3	The Executive’s period of continuous employment commences on October 1, 2006.

1.4	The normal retirement age is 65, but the Executive shall be entitled to request that his employment continues past the age of 65, and the Company shall consider such request.

1.5	The first 3 months’ of the employment shall be probationary. At any time during this period the Company may terminate the Executive’s employment upon one week’s notice. The Company reserves the right, in its absolute discretion, to extend the probation period.

Language Line Ltd • 11-21 Northdown Street, London N1 9BN

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1.6	The Executive warrants that by entering into this Agreement he will not be in breach of any express or implied terms of any contract with or any other obligations to any third party except that it is recognised that the Executive continues to be bound by the common law duty of confidentiality in respect of previous employment.

2.	REMUNERATION

2.1	The Company shall pay to the Executive during the term of his employment a salary at the rate of £120,000 per annum. Such salary shall be deemed to accrue from day to day and shall be paid in equal monthly installments in arrears on or before the last day of each calendar month.

2.2	The salary referred to in Clause 2.1 shall be reviewed annually without any obligation to increase the same.

2.3	The Executive shall not be entitled to any monetary remuneration by way of bonus, long service payment, overtime or any other payment which may be received by staff in general, other than as specifically provided for in this Agreement or agreed by the Executive and Company.

3.	DUTIES

3.1	The Executive shall during his employment under this Agreement:

3.1.1    perform the duties and exercise the powers which the Board may from time to time properly assign to him in connection with the business of the Company or any Group Company; and

3.1.2    devote to his duties the whole of his time, attention and abilities during Business Hours; and

3.1.3    do all in his power to promote, develop and extend the business of the Company and the Group Companies and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board.

3.2	The Executive shall work in any place within 25 kilometers of Central London, which the Company may require for the proper performance and exercise of his duties.

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3.3	Notwithstanding the provisions of clause 3.1, if written notice is given by the Executive or by the Company to terminate the Employment or in circumstances where the Executive has purported to resign without giving due notice the Company may, for the unexpired portion of the notice period, subject to clause 3.4:

3.3.1	require the Executive not to attend at the offices of the Company;

3.3.2	require the Executive to perform only such duties as the Company may direct;

3.3.3	require the Executive to perform no duties;

3.3.4	require the Executive not to have any communication with any customer or prospective customer of the Company or any Group Company in relation to the business of the Company or any Group Company;

3.3.5	require the Executive not to contact or have any communication with any Executive, officer, director, agent or consultant of the Company or of any Group Company in relation to the business of the Company or any Group Company; and

3.3.6	require the Executive not to remain or become involved in any respect with the business of the Company or any Group Company except as required by such Group Company or the Company; and

3.3.6.1	appoint another person or persons to perform the Executive’s duties and/or carry the Executive’s job title;

and in each case the Company will continue to pay the Executive his salary and provide all other benefits arising under this Agreement during the period of notice. The Executive and the Company agree that any period or periods of exclusion pursuant to clause 3.3 shall be deducted from any period or periods of restraint applying to the Executive under Schedule 2 after the Termination Date. The Executive hereby acknowledges that during any period of notice he shall not be entitled to work for or provide services to any third party

3.4	Where the Company terminates this agreement otherwise than in accordance with the provisions of clause 3.3 or 12.3 (subject always to the provisions of clause 1.2) the Executive shall not be entitled to enforce any claim as a contractual debt or as liquidated damages and his sole remedy will be a claim in damages and any such damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

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3.5	The Executive shall not without the prior written consent of the Board engage in any activities, public office or other occupation outside his employment which may detract from or conflict with the proper and timely performance of his duties under this Agreement.

4.	EXPENSES

The Company shall reimburse the Executive in respect of all reasonable travelling hotel and other expenses wholly exclusively and necessarily incurred by him in the performance of his duties under this Agreement provided that the Executive provides valid receipts for the expenditure in respect of which he claims reimbursement.

5.	INCAPACITY

5.1	The Executive shall continue to be paid his salary during absence due to Incapacity in accordance with the terms of the Company’s permanent health scheme rules from time to time. During any probationary period, he shall be entitled to a maximum of two weeks pay in the event that he is prevented from performing his duties owing to Incapacity.

5.2	The Executive will produce medical certificates to the Company in respect of absence for a period of seven days or more.

5.3	The Company shall pay the Executive all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence and any remuneration paid pursuant to clause 5.1 shall be deemed to be inclusive of statutory sick pay.

6.	PROTECTION OF BUSINESS INTERESTS

The Executive shall be bound by the provisions of Schedule 2.

7.	WORKING TIME REGULATIONS

The Executive acknowledges that by signing this Agreement he has agreed that, insofar as it would apply to his employment hereunder, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Executive withdraws such agreement by giving to the Company not less than three months’ prior notice in writing.

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8.	PENSION

8.1	The Company shall pay an annual contribution (in equal monthly installments) of up to 5 per cent. of the Executive’s fixed annual salary payable from time to time under clause 2.1 into the Group Personal Pension Scheme established by the Company. Such contributions shall be subject to:-

8.1.1	the rules of the Group Personal Pension Scheme;

8.1.2	any HMRC limits from time to time in force; and

8.1.3	the Executive himself contributing (in equal monthly installments) between 3% and 5% of his fixed annual salary into the Group Personal Pension Scheme, which contribution will be matched by the Company as described above.

8.3	The Company may at its discretion provide other benefits to the Executive during his employment. All benefits provided under clause 8 will be subject to the rules of the relevant scheme as set out in the Benefits schedule attached to this Agreement which may be varied by the Company from time to time. Any such variation will be notified to the Executive in writing.

8.4	There is not a contracting out certificate in force in connection with the employment under this Agreement

9.	HOLIDAYS

9.1	The Executive shall (in addition to the usual public and bank holidays) be entitled to 25 working days’ holiday in each calendar year (as specified by the Company) to be taken at a time or times convenient to the Company.

9.2	The Company may require the Executive to take any outstanding holiday entitlement in any calendar year during any notice period under clause 1.2. Any holiday not used in a calendar year may not be carried forward.

9.3

In the year of commencement of employment, the Executive shall be entitled to his annual holiday entitlement calculated on a pro rata basis. Upon termination of the Executive’s employment the Executive shall either be entitled to salary in lieu of any outstanding pro rata

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holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata entitlement such salary to be calculated on the basis of 1/260 of the fixed annual salary payable to the Executive for each day of outstanding or excess holiday entitlement as appropriate.

9.4	If this Agreement is terminated summarily the Executive will not be entitled to any payment in lieu of that part of his holiday entitlement, which is in excess of his statutory entitlement, which remains untaken at the Termination Date. For the purpose of this sub-clause, the Executive shall be deemed to have exercised his statutory entitlement to holiday before any additional contractual entitlement and Bank holidays shall be counted as part of the statutory entitlement.

10.	INTELLECTUAL PROPERTY

10.1	To the extent permitted by law, all rights in patents, copyright, registered design right, design right, trade marks, confidential information and know how which arise by virtue of the activities of the Executive under this Agreement and during his employment shall belong to the Company absolutely.

10.2	The Executive shall, at the request and expense of the Company, execute such documents and do such things as may be required to vest such rights in the Company or to provide evidence of such vesting as the case may be.

11.	CONFIDENTIALITY

11.1	The Executive acknowledges that during his employment he shall in the performance of his duties become aware of Confidential Information.

11.2	Without prejudice to his general duties at common law in relation to such Confidential Information, the Executive shall not during his employment or at any time after its termination disclose or communicate to any person or persons or make use (other than in the proper performance of his duties under this Agreement) and shall use his best endeavours to prevent any disclosure, communication or use by any other person, of any Confidential Information.

11.3	The provisions of this clause shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of the Executive and in relation to information which the Executive is required by law to disclose to the relevant authority or body.

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11.4	All documents (including copies), disks, tapes and other material (in whatsoever medium) held by the Executive containing or referring to Confidential Information or relating to the affairs and business of the Company or any Group Company (and whether or not prepared by him or supplied by the Company or any Group Company) shall be the property of the Company or the relevant Group Company and shall be delivered by him to the Company or the relevant Group Company forthwith upon request and in any event upon the Termination Date.

12.	SUMMARY TERMINATION OF EMPLOYMENT

12.1	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice and without liability for compensation or damages:

12.1.1    if the Executive is guilty of any gross default or misconduct in connection with or affecting the business of the Company or any Group Company; or

12.1.2    in the event of any serious or repeated breach or non-observance by the Executive of any of the stipulations contained in this Agreement; or

12.1.3    if the Executive has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

12.1.4    if the Executive is convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

12.1.5    if the Executive acts in any way which may in the reasonable opinion of the Board bring the Company into disrepute.

12.2	The Company shall at all times be entitled to terminate this Agreement pursuant to clause 1.2 or clause 12.1, regardless of whether such termination prejudices any benefits relative to permanent health insurance to which the Executive is or may be entitled under clause 5.1 and the current Benefit Scheme Rules.

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12.3	The Company may, at its sole and absolute discretion, terminate the Executive’s employment forthwith at any time by undertaking to pay to the Executive, within 14 days of the Termination Date only his basic salary, in lieu of any required period of notice or unexpired part thereof (subject to tax and National Insurance) together with any accrued holiday entitlement. Where the Company terminates the employment in accordance with the terms of this Agreement the terms of, inter alia, clause 11 and Schedule 2 shall remain in full force and effect.

12.4	The Executive shall not at any time during any period when he is required to cease the performance of his duties under clause 3.3 or after the termination of his employment make any public statements in relation to the Company or any Group Company or any of their officers or Executives. The Executive shall not after the Termination Date represent himself as being employed by or connected with the Company or any Group Company.

12.5.	All credit, charge and expense cards and all books, papers, drawings, designs, documents, keys, records and computer software kept or made by or in the possession or control of the Executive relating to the businesses of the Company and any Group Company and all other property of the Company and any Group Company are and remain the property of the Company or such Group Company and the Executive shall deliver all such items in his possession custody or control at the Termination Date immediately to the Company.

13.	DEDUCTIONS

For the purposes of the Act and otherwise the Executive consents to the deduction from his wages (as defined in the Act) of any sums owing by him to the Company at any time.

14.	DISCIPLINARY AND GRIEVANCE PROCEDURE

A copy of the formal Disciplinary and Grievance Procedure is available from the [Managing Director/Human Resources]. Neither the Grievance nor the Disciplinary Procedures shall form part of the Executive’s employment contract save and only to the extent that they may be so required to form such part by statute.

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15.	EFFECT OF TERMINATION

The expiration or termination of this Agreement howsoever arising shall not operate to affect any of its provisions which in accordance with their terms are expressed to operate or have effect after such termination.

16.	INTERPRETATION

16.1	In this Agreement:-

“Board”	means the board of directors of the Company or any duly appointed committee of such board;

“Business Hours”	means the hours between 9.00am and 5.00pm Monday to Friday (excluding Bank and other Public Holidays in England).

“Confidential Information”	means all information (whether recorded or not and, if recorded, in whatever form on whatever media and by whomsoever recorded) relating to all or any part of the business, property, assets, activities, products, services, financial affairs, management administration, current or prospective customers or clients of the Company or any Group Company, and their businesses and which is confidential to the Company or any Group Company or treated by the Company or any Group Company as confidential;

“Email Policy”	the Company’s internet and email policy in force from time to time;

“ERA”	means the Employment Rights Act 1996;

“Group Company”	means any company which is at or at any time after the date of this Agreement a subsidiary of the Company or the holding company of the Company or a subsidiary of any such holding company (“subsidiary” and “holding company” having the meanings respectively ascribed to them in the Companies Act 1985);

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“HMRC”	Her Majesty’s Revenue and Customs;

“Incapacity”	any illness, injury or other like cause incapacitating the Executive from attending to his duties;

“Remuneration Committee”	the committee as appointed by the Board from time to time for the purposes of determining the Company’s policy on Executive remuneration.

16.2	Unless the context otherwise requires references in this Agreement to the masculine gender shall, where appropriate, be deemed to include the feminine and vice versa.

16.3	The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement include references thereto. References to clauses and Schedules are references to clauses of and Schedules to this Agreement.

16.4	Reference to any statute or statutory provision in this Agreement includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision.

16.5	The headings to clauses in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

17.	STATUTORY INFORMATION

17.1	The information in this Agreement constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Act.

17.2	There are no collective agreements in force in connection with the employment of the Executive.

18.	DATA PROTECTION

18.1	The Executive agrees that personal data (other than sensitive personal data) relating to him and to his employment with the Company may to the extent that it is reasonably necessary in connection with his employment or the business of the Group in any jurisdiction:

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18.1.1	be collected and held (in hard copy and computer readable form) and processed by the Company; and

18.1.2	be disclosed or transferred to other employees of the Company or any other Group Member and their employees; any other persons as may be reasonably necessary and as otherwise required or permitted by law.

18.2	The Executive consents to the transfer and disclosure of personal data as set out above which shall apply regardless of the country to which the data is to be transferred whether within or outside the European Economic Area.

18.3	The Executive consents to the monitoring by the Company of email communications received, created, stored, sent or forwarded by the Executive on equipment provided by the Company to the Executive for the performance of his duties, and agrees to be bound by the provisions of the Company’s Email Policy.

19.	MISCELLANEOUS

19.1	This Agreement is governed by and shall be construed in accordance with the laws of England;

19.2	The parties to this Agreement submit to the exclusive jurisdiction of the English courts;

19.3	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).

19.4	Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

19.5	If at any time any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this Agreement shall not be affected.

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19.6	This Agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

19.7	The Executive irrevocably agrees that the courts and tribunals of England shall have jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of this Agreement may be brought in such courts and tribunals.

AS WITNESS this Agreement has been executed as a deed on the date first written above.

EXECUTED by Dennis G. Dracup and duly authorised for and on behalf of LANGUAGE LINE LIMITED	) ) )
	)	Director

SIGNED by the Executive	)
	)	Vanessa Eke
)

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SCHEDULE 2

PROTECTION OF BUSINESS INTERESTS

In this Schedule the following words and expressions shall have the following meanings:-

“Business”	the business or businesses of the Company or any Group Company in or with which the Executive has been involved or concerned at any time during the period of twelve months prior to the Termination Date;

“directly or indirectly”	the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

“Key Personnel”	any person who is at the Termination Date or was at any time during the period of twelve months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way at any time during the said period (or the Term if shorter);

“Prospective Customer”	any person firm or company who has been engaged in negotiations, with which the Executive has been personally involved, with the Company or any Group Company with a view to purchasing goods and services from the Company or any Group Company in the period of three months prior to the Termination Date;

“Relevant Area”	the whole of the United Kingdom;

“Relevant Customer”	any person firm or company who at any time during the twelve months prior to the Termination Date was a customer of the Company or any Group Company, with whom or which the Executive directly or regularly dealt other than in a de minimis way or for whom or which the Executive was responsible on behalf of the Company or any Group Company at any time during the said period (or the Term if shorter);

“Relevant Goods and Services”	any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the twelve months prior to the Termination Date in the supply of which the Executive was directly or regularly involved or concerned at any time during the said period;

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“Relevant Period”	the period of 12 months from the Termination Date less any period during which the Executive has not been provided with work pursuant to clause 3.3 of this Agreement;

“Termination Date”	the date on which the employment of the Executive under this Agreement shall terminate.

1.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:-

(a)	solicit away from the Company or any Group Company; or

(b)	endeavour to solicit away from the Company or any Group Company; or

(c)	employ or engage; or

(d)	endeavour to employ or engage, any Key Personnel.

2.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period:-

(a)	solicit the custom of; or

(b)	deal with, any Relevant Customer or Prospective Customer in respect of any Relevant Goods or Services.

3.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business Provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to one per cent. of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of the Financial Services Act 1986 or dealt in the Alternative Investment Market.

4.	The Executive acknowledges that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies.

5.	The Executive acknowledges that the provisions of this Schedule shall constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

6.	If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and the Group Companies but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

7.	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment hereunder offer to employ or engage the Executive and for whom or with whom the Executive intends to work within the Relevant Period.

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Current Benefit Scheme Rules

Name:            Vanessa Eke

Start Date:    October 1, 2006

INDEX

1.	Pension

2.	Permanent Health Insurance

3.	Death in Service

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1.	Pension

1.1	A contracting-out certificate under the Pension Schemes Act 1443 is not in force for the Executive’s employment.

1.2	Following the successful completion of the Executive’s 3 month probationary period, the Company shall pay an annual contribution (in equal monthly instalments) a minimum of 3 percent to a maximum of 5 per cent. of the Executive’s fixed annual salary payable from time to time under clause 8.1 of Service Agreement, into the Group Personal Pension Scheme to be nominated by the Executive. Such contributions shall be subject to:-

1.2.1    the rules of the Group Personal Pension Scheme;

1.2.2    any Inland Revenue limits from time to time in force; and

1.2.3    the Executive himself contributing (in equal monthly instalments) a minimum of 3 percent to a maximum of 5% of his fixed annual salary payable from time to time under clause 5.1 into the Group Personal Pension Scheme, which contribution the Company will match as set out in paragraph 1.2 above.

2.	Permanent Health Insurance

2.1	Following the completion of the first six months of the employment term, the Company shall pay premiums to a permanent health insurance scheme of an amount to provide cover at such level as the Company shall pay in respect of Company Executives of equal status to the Executive from time to time. The Remuneration Committee may review and alter such arrangements from time to time.

2.2

In accordance with paragraph 2.1, the Executive shall be entitled to receive benefits under the Company’s permanent health insurance scheme. Subject to the prevailing rules of the scheme from time to time, if the Executive shall be absent owing to accident or illness so

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that he is unable properly to perform his duties he shall continue to be entitled to his full salary for the first month of absence and thereafter 75% of his salary at the time of the initial claim until such time as he is fit to return to work. The amount of the Executive’s salary for this purpose shall be deemed to increase annually in line with inflation or the increase in the RPI whichever is the lower. During any such period of absence, the Company shall be entitled at any time to appoint another Executive to perform the Executive’s duties.

2.3	Subject to the rules of the Company’s applicable permanent health insurance scheme and the Executive’s continued eligibility, if the Executive is permanently unable to return to work owing to accident or illness, he shall continue to be paid 75% of his salary (which shall be deemed to increase annually as set out in clause 5.2 of the Service Agreement) until he reaches the age of 65 or dies (whichever is the sooner) provided that the Company is reimbursed for the same under the terms of permanent health insurance policy referred to in clause 5.1 of the Service Agreement

2.4	Any benefits available under paragraphs 1.1, 2.1, 3.1, and 4.1 of this Schedule are subject to the rules of the relevant scheme from time to time in force.

3	Death in Service

3.1	Following the successful completion of the Executive’s 3 month probationary period, the Company shall pay for life assurance cover at four times the Executive’s fixed basic annual salary payable at the previous 1 January (or such other date agreed between the Executive and the Board) on the death of the Executive during his employment with the Company.

3.2	The benefit is payable under discretionary powers to a beneficiary or beneficiaries selected by the Trustee, who in this instance is the company, in accordance with the scheme rules. The beneficiary will normally be the next of kin, unless otherwise specified.

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3.3	The individual can choose to nominate any individual to whom they wish the benefit to be paid to, and the Trustee will take this wish into consideration when paying the lump sum.

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